EXHIBIT 99.1

State of the Art Infrastructure Providers Retained by Integrated Freight Corporation
Datum and McLeod to support Company’s Aggressive Acquisition Strategy

Sarasota, Florida – September 14, 2010 – Integrated Freight Corporation (http://www.integrated-freight.com) (OTCBB:IFCR) announced today that it has signed agreements to retain Datum Corporation and McLeod Software to provide data, communications, and management infrastructure to the Company’s rapidly growing trucking operations.

Datum Corporation (http://www.datumsoftware.com) assists businesses in the development and implementation of data management and communications systems and provides ongoing technical support. Since 2001, Datum Software has been a recognized industry leader providing IT solutions to the United States Military, state government, and Fortune 500 companies.

McLeod Software (http://www.mcleodsoftware.com) is an industry leader in dispatch operations management, freight brokerage, document imaging, workflow, financial management, EDI, business process automation, and business intelligence software solutions for the trucking, freight brokerage and 3PL industry. Integrated Freight will join an established base of more than 500 active carrier, brokerage, and shipper customers throughout North America.

Paul Henley, CEO of Integrated Freight, stated, “We anticipate that the combination of Datum’s state-of-the-art, company-wide hardware and software infrastructure and McLeod’s trucking specific software will enable us to achieve the efficiencies and cost savings we have set out to obtain as we continue our growth. This investment underscores our commitment to operating efficiencies and to creating shareholder value.”

Integrated Freight is a Sarasota, Florida headquartered motor freight company providing long-haul, regional and local service to our customers. We specialize in dry freight, refrigerated freight and hazwaste truckload services, operating primarily in well-established traffic lanes in the upper mid-West, Texas, California and the Atlantic seaboard. Integrated Freight was formed for the purpose of acquiring and consolidating operating motor freight companies. We completed our third acquisition in May of 2010 and recently reported second quarter revenues of $6.7M.

The foregoing press release contains forward-looking statements, including statements regarding the company's expectation of its future business and earnings, subject to the safe-harbor provisions for forward-looking statements provided in the Securities Exchange Act and the regulations there under.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company's control. Actual results could differ materially from these forward-looking statements.

Investor Relations Contact:
The Eversull Group, Inc.
Jack Eversull, President
972-571-1624/(fax) 214-469-2361
jack@theeversullgroup.com